Exhibit 10.1

AMENDMENT
TO
EMPLOYEE STOCK GRANT AND
SUPPLEMENTAL LONG-TERM CASH PAYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain Employee Stock Grant and Supplemental Long-Term Cash Payment Agreement dated as of February 19, 2009 (the “Agreement”) is made as of the date indicated on the signature page hereof between FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), and the undersigned employee of the Company (the “Grantee”).

W I T N E S S E T H:

WHEREAS, customarily, the Company makes annual grants of restricted stock to its officers in connection with a comprehensive compensation program, with such the number of shares included in a grant measured by reference to a participant’s base salary;

WHEREAS, in light of the recession and related steep decline in the trading price for the Company’s  common stock, in February 2009, the Compensation Committee and Board of Directors of the Company authorized grants of restricted stock and supplemental long-term compensation payments to the Company’s officers, the structure of which was intended to provide an economic benefit to the Grantee and other officers of the Company substantially similar to the benefit that would have been provided had there been sufficient shares available for issuance under the Company’s equity compensation plan;

WHEREAS, the Compensation Committee has subsequently determined that the structure of the long-term compensation payments – where such payment are made in arrears in three annual increments, rather than at the outset but subject to vesting-like “claw-back” restrictions and restricting investment of the payment (while subject to the claw-back) to cash or the Company’s equity securities – effectively deprived Grantee and other participants of the potential stock-price appreciation as the economy recovered; and

WHEREAS, the Compensation Committee, having consulted with its advisors, has determined that the 2009 grant, to the extent comprised of supplemental long-term cash payments payable in 2011 and 2012 (the “Later Payments”), should be modified so that the amounts otherwise payable in those years should be paid, on a restricted basis and subject to the terms hereof, as soon as practicable.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.           Payment.  Subject to the terms, conditions and provisions contained in this Agreement, the Company shall pay to the Grantee, as a matter of separate inducement and agreement in connection with the Grantee’s employment, but not in lieu of any salary or other compensation for the Grantee’s services, the cash amount equal to (a) the Grantee’s Later Payment as indicated above the Grantee’s name on the signature page hereof, less (b) such amount required to be withheld by the Company sufficient to satisfy federal, state, and local withholding tax requirements on such payment (the “Restricted Payment”).

2.           Period of Restriction; Deposit; Investment; Forfeiture.

a.             Period of Restriction. The Restricted Payment, regardless how invested or held, shall be subject to forfeiture as set forth in Section 2c.  On March 1st of each of 2011 and 2012, so long as the Grantee remains an employee in good standing of the Company or its successor on such date, the amount provided below, as of the most recent prior account statement issued by the brokerage firm or depositary holding the Restricted Payment in accordance with Section 2b, shall no longer be subject to any restrictions hereunder:

Date	Amount to be Released
2011	One-half of the assets in the account (measured as of the most recent prior statement date)
2012	The remaining assets in the account

To the extent the Restricted Payment is invested in FelCor Securities and/or cash, the amount to be released in accordance with the foregoing schedule shall be allocated proportionately by value among the assets in which the Restricted Payment is invested. At all times, any interest, dividends and other distributions and payments made in respect of the Restricted Payment shall be fully vested in the Grantee, shall not be subject to forfeiture hereunder, and shall be withdrawn from the Restricted Payment account promptly in accordance with Section 2.b.iii below.  In addition to the foregoing, upon the occurrence of an event or circumstances that would result in accelerated vesting of restricted stock under the Company’s 2005 Restricted Stock and Stock Option Plan, as amended from time to time (the “Plan”), or any grant made to the Grantee thereunder, or under a change in control and severance agreement (if any) between the Company and the Grantee, the Restricted Payment, or a proportionate amount thereof, shall no longer be subject to forfeiture.

b.             Deposit of Restricted Payment; Investment of Restricted Payment.

i.           The Restricted Payment made hereunder shall be deposited in an account with a brokerage firm designated by the Company, titled in the name of the Grantee, with copies of all statements and trade confirmations relating to such account sent to the Company’s Secretary during any period in which the restrictions set forth in this Section 2 remain effective. Such account shall be restricted to the effect that cash or securities held therein may not be used as collateral for margin loans or otherwise pledged as security in any respect. The Restricted Payment (however invested), and any derivative rights with respect thereto (including voting, dividend, liquidation proceeds and similar rights), may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of the Grantee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of the Company pursuant hereto.

ii.            Until such time as the Restricted Payment is no longer subject to the restrictions set forth herein, the Restricted Payment may only be invested in cash, cash equivalents (limited to money market funds, certificates of deposit, U.S. Treasury issues and similar securities so designated by the Company) and any equity securities issued by the Company (“FelCor Securities”), and the Grantee may not sell any of the FelCor Securities (if any) held in such account during the period in which such securities are restricted for purposes of this Contract.

iii.           The account shall only hold the Restricted Payment, as invested, and no other assets.  The Grantee shall cause all amounts that are not subject to the restrictions set forth herein (including, without limitation, interest, dividends and other distributions and payments made in respect of the Restricted Payment during the period in which restrictions hereunder are applicable) to be withdrawn or otherwise transferred from the account without delay. Notwithstanding the foregoing, the Grantee may not withdraw any amounts from the Restricted Payment account until such time as the Grantee has received from the Company written confirmation of his or her right to do so, which confirmation shall include a definitive allocation of the items to be withdrawn to the extent the Restricted Payment has been invested in more than one of FelCor Securities and/or cash, with such allocation being made in good faith solely by the Company in its good faith judgment and shall be definitive and not subject to appeal.

c.             Forfeiture and Return; Settlement. Upon termination of the Grantee’s employment with the Company, other than under circumstances that result in accelerated vesting of restricted stock under the Plan or any grant made to the Grantee thereunder or under a change in control and severance agreement (if any) between the Company and the Grantee, any Restricted Payment that remains subject to forfeiture hereunder shall be immediately forfeit and due and payable to the Company.  Payment thereof shall be made not later than 30 business days following termination of the Grantee’s employment with the Company, and the Company shall have the absolute right, without any further action by the Grantee, to cause such payment to be settled by delivery of the remaining balance in the account in which the Restricted Payment is deposited and held to be delivered to the Company or its designee. In furtherance of the foregoing, Grantee has delivered to the Company an irrevocable letter of instruction, in form and substance reasonably satisfactory to the Company, directing the brokerage or custodian of such account to deliver the assets contained therein to the Company, as directed thereby, with no further instruction or confirmation from Grantee. Interest, dividends and other distributions and payments received by the Grantee with respect to the Restricted Payment prior to termination of Grantee’s employment shall not be, in any event, subject to forfeiture hereunder. In particular:

i.           If the status of the Grantee as an employee in good standing of the Company shall terminate for any reason other than (i) the death of the Grantee, (ii) the Disability (as defined in the Plan) of the Grantee, or (iii) the retirement of the Grantee at or after the age of 60, then, in that event, any Restricted Payment then subject to forfeiture hereunder shall, upon such termination, be forfeited by the Grantee to the Company, without the payment of any consideration by the Company, and neither the Grantee nor any of his or her successors, heirs, assigns, or legal representatives shall thereafter have any further rights or interest in the Restricted Payment so forfeited, and the Company shall, at any time thereafter, be entitled to effect the transfer of the Restricted Payment so forfeited into the name of the Company;

ii.           If the status of the Grantee as an employee in good standing of the Company shall terminate by reason of the death of the Grantee, the Disability of the Grantee or the retirement of the Grantee at or after the age of 60, the Restricted Payment shall no longer be subject to forfeiture hereunder, and all restrictions set forth in this Contract with respect to the Restricted Payment shall be deemed to have expired, in either case as of the date of such event; and

iii.           If the Company (i) is not to be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) sells all or substantially all of its assets to any other person or entity (other than a subsidiary of the Company) or (iii) is to be dissolved and liquidated, the Restricted Payment shall no longer be subject to forfeiture hereunder, and all restrictions set forth in this Contract with respect to the Restricted Payment shall be deemed to have expired, in either case as of the date of such event shall be deemed to have expired as of the date of next preceding such event.

3.           Disputes. If a dispute should arise between the Company and the Grantee relating to the rights, duties or obligations of the Grantee hereunder with respect to any portion of the Restricted Payment granted hereby, such dispute shall be resolved by the determination of the Compensation Committee, acting in good faith, which determination shall be final and binding upon the Company and the Grantee, and pending such a determination and the resolution of all such disputes to the reasonable satisfaction of the Committee, (i) any portion of the Restricted Payment then held on account for the Grantee shall remain in such account and subject to all of the restrictions set forth in this Contract, regardless of any intervening expiration of those restrictions, and (ii) any and all interest, dividends or other distributions or payments payable with regard to the Restricted Payment so held in such account shall be received and held in such account until all such disputes have been resolved to the reasonable satisfaction of the Compensation Committee, at which time the accumulated interest, dividends and other distributions and payments then held in such account shall be delivered (without interest thereon) to the person entitled to receive the Restricted Payment with respect to which they were originally paid.

4.           Section 83(b) Election. Grantee shall timely file a properly completed election under Section 83(b) of the Internal Revenue Code (and Treasury Regulation 1.83-2) with respect to the payment granted hereunder and shall promptly after the filing of such election provide a copy of the election to the Company.

5.           Notices.  All notices, surrenders and other communications required or allowed to be made or given in connection with the Restricted Payment granted hereunder shall be in writing, shall be effective when received and shall be hand delivered or sent by registered or certified mail (i) if to the Company, to FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, Attention: General Counsel; or (ii) if to the Grantee, to the Grantee at the address set forth beneath his signature hereto, or to such other address as to which he may have notified the Company pursuant to this Section.

6.           Binding Effect; Amendment.  This Amendment shall bind and, except as specifically provided in this Amendment, shall inure to the benefit of, the respective successors, heirs, legal representatives and assigns of the parties hereto. This Amendment modifies the terms set forth in the Agreement, and the terms of this Amendment supercede in all respects any conflicting terms contained in the Agreement.

7.           Governing Law.  This Contract and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Maryland.

IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized officer and the Grantee has hereunto set his hand, as of January ___, 2010.

THE COMPANY:

FELCOR LODGING TRUST INCORPORATED

By:
Name:
Title:

LATER PAYMENT: $

THE GRANTEE:

Name:
Address: